AMENDED AND RESTATED FIRST AMENDMENT TO LEASE

     This Amended and Restated First Amendment to Lease dated as of March 15, 2000 by and between ODE, L.L.C., an Illinois limited
liability company, as Lessor ("ODE") and SIERRA TUCSON, L.L.C.,   a
Delaware limited liability company, as Lessee ("Sierra").

      WHEREAS, ODE  and Sierra made and entered  into  a  First
Amendment to Lease dated May 31, 1998 with respect to certain premises described therein (the "Premises");

      WHEREAS, ODE and Sierra wish to clarify certain terms, provisions and conditions of the First Amendment as hereinafter stated with respect to, inter alia, the length of the term hereof and the rent to be paid hereunder.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

       1. Section R-3 of the Lease is hereby deleted and the following substituted in lieu thereof:

     "R-3.   Lessee  is hereby granted the right, privilege  and
     option to renew this Lease by delivering written notice to Lessor not less than twelve (12) months prior to the expiration hereof for five (5) additional consecutive ten (10) year terms or such shorter period or longer period as may be remaining under and pursuant to that certain Commercial Lease Long-term Lease No. 03-103445 with respect to the Premises by and between the State of Arizona, as lessor, and Lessee, as lessee."

     2. The first grammatical paragraph of Section R-4(b) shall be deleted and the following substituted in lieu thereof:

     "R-4(b). Lessee shall pay Lessor rent for each Option Term based upon an independent fair rental value appraisal of the Premises (the "Fair Rental Value") for such Option Term submitted by Lessee together with the notice delivered pursuant to Section R-3 above. In the event that Lessor disputes the Fair Rental Value as determined by such
     appraisal,   the  following  procedure  shall  govern   for
     purposes of  determining Fair Rental Value."

     3. Subsection (iii) of Section R-4(b) of the Lease is hereby deleted in its entirety and the following substituted in lieu thereof:

     "(iii)   The Board of Appraisers shall, within thirty  (30) days
     following their appointment, report their appraisal, or the appraisal of a majority of them, in writing to the respective parties to this Lease, and a majority appraisal shall be final and binding upon the parties in all respects; provided, in no event, should the Fair Rental Value be less than 110% of the Rent payable during the later of the Initial Term or immediately preceding Option Term."

     4.   The following shall be added to Section R-16 of the Lease:

     "Lessee   shall  not  construct  additional  buildings   or
     improvements  on  the  Land (as defined  in  the  Principal
     Lease) without the prior written consent of Lessor."

     In all other respects, the balance of the terms and provisions of this Lease shall remain unmodified and in full force and effect.
                          SIERRA TUCSON,L.L.C.,a Delaware limited
                          liability company

                          By:  NEXTHEALTH, INC., a Delaware
                               corporation, its Manager

                               By: /s/ Bertha B. Kenny
                                  -----------------------------
                                  Bertha B. Kenny


                         ODE, L.L.C., an Illinois limited liability company

                         By: /s/ William T. O'Donnell, Jr.
                            -----------------------------------
                             William T. O'Donnell, Jr.